Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

November 4, 2003

Terayon Communication Systems, Inc.
4988 Great America Parkway
Santa Clara, California 95054

Re:	Terayon Communication Systems, Inc. Form S-3 Shelf Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to Terayon Communication Systems, Inc., a Delaware corporation (the “Company”), in connection with (a) the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, $0.001 par value per share (the “Common Stock”), (ii) shares of its preferred stock, $0.001 par value per share (the “Preferred Stock” and together with the Common Stock, the “Equity Securities”); (iii) debt securities of the Company (the “Debt Securities”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”), and (v) warrants to purchase shares of Equity Securities (the “Equity Warrants”), with an aggregate offering price of up to $125,000,000 (the Common Stock, Preferred Stock, Debt Securities, Debt Warrants and Equity Warrants are each referred to herein as a “Security,” and collectively as the “Securities”). The Securities may be issued and sold by the Company pursuant to a registration statement on Form S-3 (“Registration Statement”) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 7, 2003 and as amended on November 4, 2003.

     As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Commission thereunder.

     We are of the opinion that upon completion of the procedures set forth in the Registration Statement proposed to be taken by the Company, the Securities with an aggregate offering price of $125,000,000 that may be issued and sold by the Company, in the case of Common Stock and Preferred Stock, will be legally issued, fully paid and nonassessable when sold and, in the case of Debt Securities, Equity Warrants and Debt Warrants, will be binding obligations of the Company.

     We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use or our name in the related prospectus and prospectus supplement under the heading “Legal Matters.”

Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP